UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
  Securities Exchange Act of 1934

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Vista Outdoor Inc.
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VISTA OUTDOOR INC.
SUPPLEMENT TO PROXY STATEMENT
FOR
THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 25, 2023

JULY 21, 2023

This proxy statement supplement (this “Proxy Supplement”) updates the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Vista Outdoor Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on June 12, 2023, in connection with the Company’s 2023 Annual Meeting of Stockholders to be held on July 25, 2023. The purpose of this Proxy Supplement is to provide information about certain developments that have occurred after the date of the Proxy Statement. Except as specifically supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement does not change any proposal set forth in the Proxy Statement and does not change the recommendations of the Board of Directors of the Company (the “Board”), or the Company’s view, on any of the proposals contained in the Proxy Statement.

Appointment of Eric Nyman as Chief Executive Officer of Outdoor Products Segment

On July 20, 2023, the Board appointed Eric Nyman, age 50, to serve as Chief Executive Officer of the Outdoor Products segment of the Company (“Outdoor Products”), effective as of August 21, 2023.

Mr. Nyman, who has more than 30 years in the consumer products industry, joins the Company from Hasbro Inc. (“Hasbro”), where he most recently served as President and Chief Operating Officer. Mr. Nyman joined Hasbro in 2003 and prior to his role as President and Chief Operating Officer served as Chief Consumer Officer and Chief Operating Officer of Hasbro Consumer Products, President of Hasbro North America and General Manager and Senior Vice President of Marketing. As President and Chief Operating Officer of Hasbro, Mr. Nyman was responsible for all aspects of Hasbro’s business, including innovation, e-commerce, operations, media and marketing, strategic planning and organizational culture and leadership. Mr. Nyman’s time at Hasbro supported significant value creation driven by e-commerce and consumer direct transformation, integration of digital technology into traditional consumer products, media partnerships and global brand building. Mr. Nyman also has experience in the outdoor industry, serving in brand management and marketing roles for outdoor apparel and footwear brand Timberland. Mr. Nyman currently serves on the Virginia Wesleyan University Board of Trustees and previously sat on the Board of the Roger Williams Park Historical Foundation.

In connection with the appointment of Mr. Nyman to the position of Chief Executive Officer of Outdoor Products, the Company entered into an employment agreement with Mr. Nyman on July 20, 2023 (the “Employment Agreement”) for a four-year term. The Employment Agreement provides that Mr. Nyman will receive an annual base salary of $1,200,000, a target annual incentive equal to 100% of base salary (maximum 200%) under the Company’s annual incentive plan, eligibility to receive annual equity awards with an aggregate grant date fair value of 400% of base salary, which will generally vest over three years from the grant date, subject to continued employment through such date, and in the case of performance-based awards, based on certain pre-established performance conditions satisfied over such period, and a sign-on grant (the “Sign-On Grant”) of restricted stock units (“RSUs”) with a grant date value of $3,000,000, which Sign-On Grant will vest on the third anniversary of the grant date, subject to continued employment through such date.

In the event of a termination without Cause or a resignation for Good Reason (each, as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement) or more than 24 months following a Change in Control, Mr. Nyman would be entitled to receive:  (1) continued base salary for 18 months, (2) a lump sum payment equal to one and one-half times Mr. Nyman’s annual target bonus opportunity, (3) health and dental benefits continuation for 18 months, (4) accelerated vesting of (x) any unvested RSUs that would have vested based on continued employment through the first anniversary of the date of termination and (y) the Sign-On Grant and (5) pro-rated vesting of performance-based equity awards, with applicable performance goals measured in accordance with the terms of the applicable award agreements.  In the event such termination occurs within 24 months following a Change in Control, Mr. Nyman would instead receive (1) a lump sum payment equal to two times current base salary and annual target bonus opportunity, (2) health and dental benefits continuation for 18 months and (3) accelerated vesting of (x) any unvested RSUs (including the Sign-On Grant) and (y) any performance-based equity awards, with applicable performance goals deemed achieved at target level of performance. In the event of Mr. Nyman’s death or disability, Mr. Nyman would be entitled to receive a pro-rated annual bonus based on actual performance, pro-rated vesting of RSUs, full accelerated vesting of the Sign-On Grant and pro-rated vesting of performance-based equity awards, with applicable performance goals measured in accordance with the terms of the applicable award agreements. In the event the Employment Agreement is not extended at the end of the four-year term on mutually agreed terms, Mr. Nyman would be entitled to receive continued base salary and benefits continuation, in each case, for 18 months.

The Employment Agreement provides that Mr. Nyman is subject to restrictions on competing with the Company and soliciting employees, contractors or business of the Company, in each case, for a period of 12 months following his termination of employment for any reason.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement included as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on July 21, 2023.

The Company expects that Mr. Nyman will become the Chief Executive Officer and a director on the board of the publicly traded company created by the previously announced spin-off of the Company’s Outdoor Products segment (the “Spin-Off”). The Company is on track to execute the Spin-Off in calendar year 2023.

Compensation Increase of Chief Executive Officer of Sporting Products

On July 20, 2023, the Board approved an increase in the annual base salary for Jason Vanderbrink, the Chief Executive Officer of the Sporting Products segment of the Company (“Sporting Products”) to $1,200,000, effective August 21, 2023.  In connection with such increase, the Company entered into a new compensatory arrangement with Mr. Vanderbrink on July 20, 2023 (the “Compensation Letter”) to document the increase.

The foregoing description of the Compensation Letter does not purport to be complete and is qualified in its entirety by reference to the Compensation Letter included as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the SEC on July 21, 2023.

Appointment of Eric Nyman and Jason Vanderbrink as Directors of the Company

The Company previously announced on April 27, 2023, that Frances P. Philip would not stand for re-election as a director at the Company’s 2023 annual meeting of stockholders. In connection therewith, the Board approved the reduction of the size of the Board to eight members, effective upon Ms. Philip’s departure.

On July 20, 2023, the Board approved an increase in the size of the Board from eight directors to ten directors and the appointment of Eric Nyman and Jason Vanderbrink to fill the newly created vacancies, effective in each case as of August 21, 2023. The Board selected Mr. Nyman to serve as a director due to his extensive public company, business leadership and management experience in the consumer products industry, and in recognition of Mr. Nyman being selected by the Board to lead the Outdoor Products company after the Spin-Off. The Board selected Mr. Vanderbrink to serve as a director due to his extensive public company, business leadership and management experience in the ammunition industry, and in recognition of Mr. Vanderbrink being selected by the Board to lead the Sporting Products company after the Spin-Off.

Prior to being appointed Chief Executive Officer of Sporting Products in 2023 and President of Ammunition in 2017, Mr. Vanderbrink, 45, served as the Company’s Senior Vice President of Sales for all the Company’s brands. Prior to this role, he served as the Company’s Vice President, Sales from 2005 to 2017. Mr. Vanderbrink has more than 20 years of increasing leadership experience in the outdoor industry, including five years with The Cullerton Company from 2000 to 2005. Mr. Vanderbrink currently serves on the National Shooting Sports Foundation’s (NSSF) Board of Governors.

Each of Mr. Nyman and Mr. Vanderbrink will serve as a director until the Company’s 2024 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

There is no arrangement or understanding between Mr. Nyman or Mr. Vanderbrink, on the one hand, and any other persons pursuant to which Mr. Nyman or Mr. Vanderbrink, as applicable, on the other hand, was selected as a director. There are no family relationships between Mr. Nyman or Mr. Vanderbrink, on the one hand, and any director, executive officer or person nominated or chosen to become a director or executive officer of the Company, on the other hand.

Creation of Executive Committee

              On July 20, 2023, the Board approved the establishment of an executive committee (the “Executive Committee”) which comprises Mr. Nyman, as the Chief Executive Officer of Outdoor Products, Mr. Vanderbrink, as the Chief Executive Officer of  Sporting Products, and Gary L. McArthur, as the Interim Chief Executive Officer of the Company, effective as of August 21, 2023, with Mr. McArthur serving as chair of the Executive Committee. Each of Mr. Nyman and Mr. Vanderbrink will report directly to the Board on matters related to Outdoor Products and matters relating to Sports Products, respectively.